Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Reports First Quarter 2007 Results
23% Growth in Non-CYPHER Revenue
EDEN PRAIRIE, Minnesota — January 24, 2007 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the first quarter ended December 31, 2006.
First Quarter Highlights (GAAP):
•	Revenue of $16.7 million, up 2% year-over-year
•	Operating income of $8.1 million; operating margin of 48%
•	Net income of $6.0 million
•	Diluted EPS of $0.32
•	Operating cash flow of $11.8 million
•	Non-CYPHER-related revenue increased 23% year-over-year
•	Two new licenses signed with SurModics customers
•	Four new customer products introduced
•	Completed the repurchase of $17.5 million of common stock
“SurModics is pleased to report 23% growth in non-CYPHER revenue for the first quarter of fiscal year 2007,” said Bruce Barclay, President and CEO. “Our overall performance during the period was negatively impacted by reduced penetration in the drug eluting stent market resulting from the controversy around late stent thrombosis, and as we had expected, lower R&D revenue compared to historical levels. However, we remain pleased with the progress we are making on our strategic plan for sustainable growth, and are confident in our ability to achieve our long-term goals.”
“SurModics continues to experience strong customer interest in our ophthalmology technologies, and we are making significant progress in driving these projects forward,” continued Barclay. “While R&D revenue was $0.8 million in the quarter, down from

$1.8 million a year ago, we have recently signed new R&D agreements with various ophthalmology customers totaling more than $2.5 million, with more R&D agreements expected based on current negotiations. Based on these new and expected agreements and meaningful progress on other customer projects across the business, we expect R&D revenue for all of fiscal 2007 to approximate or possibly even exceed last year’s near-record R&D revenue of $5.7 million.”
“Additionally, we continue to have encouraging customer interest in our prohealing and drug delivery polymer technologies,” continued Barclay. “Our In Vitro Technologies business had a particularly robust quarter, and our Hydrophilic Technologies business continues to do well.”
Revenue for the first quarter of fiscal 2007 was $16.7 million, an increase of 2% from $16.5 million in the year earlier period. Operating income was $8.1 million, a 5% decrease from $8.6 million in the prior year period. Net income was $6.0 million, a 4% decrease from $6.2 million in the same period last year. Diluted earnings per share was $0.32, compared with $0.33 in the first quarter of fiscal 2006. Prior year results include a $465,000, or $0.02 per diluted share, benefit related to the reversal of a tax reserve; there was no such benefit in the first quarter of fiscal 2007.
SurModics’ pipeline continues to represent significant potential. The company signed two new licenses in the first quarter, with many more potential licenses currently in negotiation. The company has a goal of 18 new licenses for fiscal year 2007, and we remain confident in our ability to achieve that objective. Our customers launched four new products in the marketplace during the quarter, bringing to 14 the number of launches achieved toward our goal of 30 launches between April 2006 and September 2007. As of December 31, 2006, SurModics’ customers had 89 licensed product classes generating royalty revenue, up from 80 in the prior-year period; the total number of licensed product classes not yet launched was 80, compared with 74 in the prior-year period; and major non-licensed opportunities totaled 80, compared with 67 a year ago. In total, SurModics now has 160 potential commercial products in development representing each of the company’s four focus markets — Cardiovascular, Ophthalmology, Orthopedics and Neurology.

SurModics’ cash and investment balance was $99.6 million as of December 31, 2006, and we have no debt. Operating cash flow for the quarter was $11.8 million, a 14% increase from $10.4 million in the prior year period. “SurModics remains in excellent financial condition,” said Phil Ankeny, Senior Vice President and Chief Financial Officer. “We were pleased to complete the repurchase of $17.5 million of stock during the quarter under the $35 million share repurchase program authorized by our Board in September. We continue to manage our expenses responsibly, without compromising our investment in R&D. Furthermore, our business development pipeline continues to grow, as we evaluate potentially compelling opportunities to grow our business and put our balance sheet to work.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the first quarter webcast icon. A replay of the first quarter conference call will be available by dialing 800-405-2236 and entering conference call ID 11081575. The audio replay will be available beginning at 7:00 p.m. CT on Wednesday, January 24, until 7:00 p.m. CT on Wednesday, January 31.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.

Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics, Inc.
Statements of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2006	2005
	(Unaudited)

Revenue:
Royalties and license fees	$13,219	$12,275
Product sales	2,726	2,347
Research & development	795	1,843

Total revenue	16,740	16,465

Operating expenses:
Product	1,086	681
Research & development	5,207	4,593
Sales & marketing	311	324
General & administrative	2,027	2,287

Total operating expenses	8,631	7,885

Income from operations	8,109	8,580

Investment income	1,329	728

Income before income taxes	9,438	9,308

Income tax provision	(3,446)	(3,090)

Net income	$5,992	$6,218

Basic net income per share	$0.32	$0.34

Diluted net income per share	$0.32	$0.33

Weighted average shares outstanding
Basic	18,456	18,436
Diluted	18,556	18,643
-more-

SurModics, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	September 30,
	2006	2006
	(Unaudited)
Assets

Current assets:
Cash & investments	$50,375	$58,813
Accounts receivable	12,537	14,493
Inventories	933	952
Other current assets	1,992	1,838

Total current assets	65,837	76,096

Property & equipment, net	11,446	11,686
Long-term investments	49,243	47,758
Other assets	25,204	21,862

Total assets	$151,730	$157,402

Liabilities & Stockholders’ Equity

Total current liabilities	$10,052	$8,989

Other liabilities	3,357	3,210

Total stockholders’ equity	138,321	145,203

Total liabilities & stockholders’ equity	$151,730	$157,402

-more-

SurModics, Inc.
Condensed Statements of Cash Flows
(In thousands)

	Three months ended
	December 31,
	2006	2005
	(Unaudited)
Operating Activities
Net Income	$5,992	$6,218
Depreciation and amortization	986	878
Net other operating activities	878	982
Net change in operating assets and liabilities	3,924	2,277

Net cash provided by operating activities	11,780	10,355

Investing Activities
Net purchases of property and equipment	(1,226)	(2,823)
Net other investing activities	2,016	(10,051)

Net cash provided (used) by investing activities	790	(12,874)

Financing Activities
Issuance of common stock	1,428	359
Repurchase of common stock	(17,516)	—
Net other financing activities	—	43

Net cash provided (used) by financing activities	(16,088)	402

Net change in cash and cash equivalents	(3,518)	(2,117)

Cash and Cash Equivalents
Beginning of period	3,751	3,921

End of period	$233	$1,804

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